Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
6000 Westown Parkway
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2018

Meeting Date:	Thursday, June 7, 2018
Time:	1:30 p.m., Central Daylight Time
Location:	6000 Westown Parkway, West Des Moines, IA 50266

The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held for the following purposes:

1.
To elect three directors to three-year terms.

2.
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

3.
To hold an advisory vote to approve the compensation of our named executive officers.

4.
To transact such other business that may properly come before the meeting.

Shareholders of record at the close of business on the record date, April 13, 2018, are entitled to the notice of and to vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:

Telephone	Internet	Mail

By telephone;	Through the Internet; or	If you received a paper copy of the proxy statement, by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors

Renee D. Montz
Secretary

West Des Moines, Iowa
April 23, 2018

PROXY STATEMENT

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
Annual Meeting of Shareholders
June 7, 2018

Annual Meeting and Proxy Solicitation Information

A Notice Regarding the Availability of Proxy Materials

The Company is using "notice and access" to distribute proxy materials to shareholders, which means this Proxy Statement and the Company's Annual Report to Shareholders will be made available on the Internet instead of mailing a printed copy to each shareholder. Shareholders who receive a Notice of Internet Availability of Proxy Materials (the "Notice") by mail will not receive a printed copy of these materials other than as described below. The Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how to submit proxies. The Notice is first being mailed on or about April 23, 2018.

If you would prefer to receive a printed copy of the Company's proxy materials, please follow the instructions for requesting printed copies included in the Notice.

General Information

This proxy statement is provided to the shareholders of American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held on June 7, 2018 ("Annual Meeting"), at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment. To obtain directions to the Annual Meeting, you may contact us at our toll-free number 1-888-221-1234.

We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, telephonically or electronically.

Voting Rights

Only shareholders of record as of the close of business on April 13, 2018 will be entitled to the notice of and to vote at the Annual Meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock"), of which 90,090,101 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

Shares present in person or represented by proxy at the Annual Meeting will be tabulated to determine if a quorum is present. A quorum is present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Annual Meeting. Votes withheld for any director, broker non-votes and abstentions represented at the Annual Meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Alliance Advisors, L.L.C., which has been designated by the Board of Directors as inspector of the election.

If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder to vote your shares at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain "routine matters". The New York Stock Exchange ("NYSE") considers Proposal 2 to be a "routine matter". As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter because the broker has not received instructions from you and does not have discretionary voting power for that particular item. Proposals 1 and 3 are considered "non-routine matters" and, therefore, brokers may not vote on the matter unless they receive specific voting instructions from you.

If you plan to attend the Annual Meeting and vote in person, you will have the opportunity to obtain a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card. You will need to bring the broker's proxy card with you to the Annual Meeting in order to vote.

Voting

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

•
"FOR" the election of the three director nominees;

2018 Proxy Statement	1

•
"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018; and

•
"FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission ("SEC").

If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no other matters to be addressed at the Annual Meeting.

If you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone, through the Internet or by obtaining a proxy card and returning it by mail. Please see the Notice for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by proxy card.

A proxy may be revoked at any time prior to the close of voting at the Annual Meeting. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.

The Board of Directors urges you to take advantage of internet or telephone voting. Instructions are included in the Notice or the proxy card.

2	2018 Proxy Statement

Proposal 1—Election of Directors

The Board of Directors presently consists of twelve members. Each member of the Board has been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of the three directors presently serving as the Class III Directors expire at the Annual Meeting.

The nominees to serve as Class III Directors are Brenda J. Cushing, David S. Mulcahy and A.J. Strickland, III. Each is nominated for a term of three years expiring at the annual meeting of shareholders in 2021, or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

Ms. Cushing, Mr. Mulcahy and Mr. Strickland are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX"), and rules adopted by the SEC, as well as the corporate governance listing standards of the NYSE ("NYSE Rules").

The Board of Directors anticipates the nominees will serve. In the event a nominee is unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds authority or votes against any nominee.

Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends you vote FOR the nominees listed below.

Class III Directors Whose Terms Expire at the Annual Meeting

Brenda J. Cushing, 54, has served as a Director since March 2017. Ms. Cushing has been an independent insurance consultant since August 2015. From August 2014 to August 2015, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene Holding Ltd., a retirement services company and from October 2013 to August 2014, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Athene USA Corp., a subsidiary of Athene Holding Ltd. From 2008 until its acquisition by Athene Holding Ltd. in 2013, Ms. Cushing served as Executive Vice President and Chief Financial Officer of Aviva USA Corp., a diversified financial company that offered long-term savings, insurance and retirement income products. Ms. Cushing is a certified public accountant and has been involved in the insurance industry for over 20 years. Ms. Cushing's financial expertise and insurance company financial leadership over two decades led the Board of Directors to conclude that Ms. Cushing should serve as a director of the Company.

  Member: Audit Committee

David S. Mulcahy, 65, has served as a Director since 2011. Mr. Mulcahy previously served as a member of the Company's Board of Directors from 1996 to 2006. Mr. Mulcahy currently serves as Chairman of the Board of Directors of Monarch Materials Group, Inc., a privately-owned company which manufactures residential, basement window systems and as President of MABSCO Capital, Inc., a privately-owned company which provides a selection of services including portfolio management, financial consulting and private placement, private equity and joint venture transactions. Mr. Mulcahy has served as a director of Workiva Inc. since its initial public offering in 2014. Mr. Mulcahy is a certified public accountant and was a partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994. Mr. Mulcahy's financial expertise, knowledge and experience in accounting and business management led the Board of Directors to conclude that Mr. Mulcahy should serve as a director of the Company.

  Member: Executive and Audit Committees

A.J. Strickland, III, 76, has served as a Director since 1996. He has been the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama since 1969. Dr. Strickland has been a director of United Security Bancshares, Inc. since February 2013 and was a director of Twenty Services, Inc. until March 2014 . Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland's extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.

  Member: Compensation Committee

2018 Proxy Statement	3

Class I Directors Whose Terms Expire at the 2019 Annual Meeting

Alexander M. Clark, 84, has served as a Director since 2007. He has served as a Senior Managing Director in the Insurance Group at Griffin Financial Group, LLC since 2010. Mr. Clark was Managing Director-Insurance Investment Banking from 2008 to 2010 at Madison Williams & Company, Inc. Mr. Clark is a chartered financial analyst. He has served as a director of our New York life subsidiary since 2005 and also serves as a director of Pennsylvania National Insurance Group, Unity Financial Life Insurance Company and Penn Treaty American Corporation. Mr. Clark's investment banking activities have been focused primarily on insurance companies and he has been actively involved in the insurance industry for over 30 years. Mr. Clark's background in investment banking and his financial expertise and experience in the insurance industry led the Board of Directors to conclude that Mr. Clark should serve as a director of the Company.

  Member: Investment Committee

John M. Matovina, 63, has served as a Director since 2000. He has served as Chairman since April 2017 and as Chief Executive Officer and President of the Company since 2012. He served as Chief Financial Officer and Treasurer of the Company from 2009 to 2012 and as our Vice Chairman from 2003 to April 2017. Mr. Matovina was a private investor and a financial consultant to us from 1997 to 2003. From 1983 through 1996, he was a senior financial officer of The Statesman Group, Inc. ("Statesman") and many of its subsidiaries, and, prior to Statesman's acquisition in 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 25 years experience in the life insurance industry. Mr. Matovina's role as Chief Executive Officer of the Company as well as his years of experience in and extensive knowledge of the life insurance industry led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

  Member: Executive and Investment Committees

Alan D. Matula, 57, has served as a Director since December 2015. He has served as the Chief Information Officer of Weber-Stephen Products LLC, a privately owned company which manufactures charcoal, gas and electric outdoor grills and accessories, since December 2015. Mr. Matula worked for the Royal Dutch Shell plc organization for over 30 years. During that time, he served in various information technology capacities for the parent company and several of its subsidiaries, including chief information officer for Royal Dutch Shell plc from 2006 to 2015. Mr. Matula's experience as chief information officer overseeing technology and cyber-related risks as well as his deep business experience led the Board of Directors to conclude Mr. Matula should serve as a director of the Company.

  Member: Risk Committee

Gerard D. Neugent, 66, has served as a Director since 2010. He has served as President and Chief Executive Officer of Knapp Properties, Inc. ("Knapp Properties"), Des Moines, Iowa since 2014 and served as President and Chief Operating Officer of Knapp Properties from 1993 until 2014. His primary duties include real estate transactions, development and management. Mr. Neugent received his law degree from Drake University. Mr. Neugent's experience in real estate and business management as well as his legal background led the Board of Directors to conclude that Mr. Neugent should serve as a director of the Company.

  Member: Nominating and Corporate Governance Committee

Class II Directors Whose Terms Expire at the 2020 Annual Meeting

Joyce A. Chapman, 73, has served as a Director since 2008. She worked for over 35 years with West Bank, West Des Moines, Iowa until her retirement in 2006. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operations. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman also serves as a director for West Bank and West Bancorporation, Inc. Ms. Chapman's leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company.

  Member: Compensation and Nominating and Corporate Governance Committees

4	2018 Proxy Statement

James M. Gerlach, 76, has served as a Director since 1996. He served as Executive Vice President of the Company from 1996 until his retirement in 2011. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty Insurance Company. Mr. Gerlach was active in the insurance industry for over 45 years. Mr. Gerlach's vast knowledge of the Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

  Member: Investment and Nominating and Corporate Governance Committees

Robert L. Howe, 75, has served as a Director since 2005. He is our Lead Independent Director. He served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in that position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant serving as a director of EMC National Life Company from 2003 until 2007, and, from 2007 to present, Mr. Howe has served as a director of EMC Insurance Group. He also serves as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe's experience in the financial oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.

  Member: Executive and Audit Committees

William R. Kunkel, 61, has served as a Director since June 2016. He has served as General Counsel of the Archdiocese of Chicago since November 2016. From 2012 through April 1, 2016, he served as the Company's Executive Vice President, Legal and General Counsel. Prior to joining the Company, Mr. Kunkel was a partner at the international law firm of Skadden, Arps, Slate, Meagher & Flom LLP for over 25 years, where he focused his practice on mergers and acquisitions, corporate finance and other corporate governance and securities matters. Mr. Kunkel's experience as an executive of the Company and as legal counsel to the Company as well as his expertise in corporate governance and corporate finance led the Board of Directors to conclude that Mr. Kunkel should serve as a director of the Company.

  Member: Risk Committee

Debra J. Richardson, 61, has served as a Director since 2008. She served as Executive Vice President and Secretary of the Company from 2009 to June 30, 2016. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through 1996 serving in various positions including Vice President-Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 35 years. Ms. Richardson's experience as an executive of the Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

  Member: Risk Committee

2018 Proxy Statement	5

Board and Corporate Governance Information

Corporate Governance

The Company is committed to the highest standards of business conduct in our relationships with each other and with our customers, distributors, agents, national marketing organizations, suppliers, shareholders and others. This requires conducting our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the "Code of Conduct") to assure uniformity in standards of conduct. The Code of Conduct applies to the Company's directors, officers and employees. The Code of Conduct is available as "Code of Conduct" under "Corporate Governance" accessible through the "Investor Relations" link on the Company's website at www.american-equity.com. A copy of the Code of Conduct is available in print. Requests should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Board Leadership Structure

Mr. Matovina serves as Chairman of the Board of Directors and also as our Chief Executive Officer and President. As Chairman of the Board, Mr. Matovina's focus is on the strategic direction of the Company. Mr. Matovina's service as our Chief Executive Officer and President and his strategic experience make him the appropriate leader of the Board. Mr. Howe serves as Lead Independent Director and works with the Chairman and other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Howe serves as principal liaison among the Chairman, the independent directors and senior management. Mr. Howe also chairs executive sessions of the independent and non-management directors.

Board of Director's Oversight of Risk Management

The Company's Board of Directors administers its risk oversight function directly and through its committees. The Board of Directors participates in setting the Company's business strategy and plays a key role in the assessment of management's approach to risk. Through this process, the Board of Directors better understands and determines what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial risk, including internal controls. The Risk Committee focuses on strategic and liability risks, compliance risks and operational risks. Additionally, the Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Finally, the Investment Committee manages the risks involving the Company's investments and investment policies and activities.

The responsibility for the day-to-day management of risk lies with the Chief Executive Officer and our management. The Company has an enterprise risk management ("ERM") policy approved by the Board of Directors and implemented by an ERM Committee comprised of members of senior management who, among other things, review and discuss reports from other members of management regarding the Company's risk management activities, including the areas management has identified as our major risk exposures, and the steps taken to monitor and manage those exposures. The Chief Executive Officer and ERM Committee are responsible for reporting the risk profile, risk trends and key risk metrics to the Board of Directors on a regular basis and meet with the Risk Committee at least annually.

The Company has a Disclosure Committee comprised of (i) the Audit Committee Chair, who also serves as Chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Chief Accounting Officer and (iv) the General Counsel and Secretary of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company in fulfilling the Company's and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company's financial reports, SEC reports and press releases.

6	2018 Proxy Statement

Majority of Independent Directors

Our Board of Directors includes twelve members and it has affirmatively determined the following nine are independent under applicable requirements:

Joyce A. Chapman
Alexander M. Clark
Brenda J. Cushing
James M. Gerlach
Robert L. Howe
Alan D. Matula
David S. Mulcahy
Gerard D. Neugent
A. J. Strickland, III

Gerard D. Neugent is the President and Chief Executive Officer of Knapp Properties which provides property management services to the owner of the building where the Company has its principal executive offices in West Des Moines, Iowa. The aggregate amount of fees paid to Knapp Properties by the owner of the building with respect to the Company's offices is immaterial in amount both to the Company and to Knapp Properties. Mr. Neugent is a member/manager of William C. Knapp, L.C., which is a 50% owner of West Lake Properties, L.C. West Lake Properties, L.C. owns a warehouse building, a portion of which is leased to the Company. The aggregate amount of rent and expenses relating to the warehouse space is immaterial in amount to both the Company and William C. Knapp, L.C.

David S. Mulcahy is a director and shareholder of Workiva Inc. The Company has entered into a subscription agreement with Workiva Inc. to utilize certain software. The fees paid to Workiva Inc. in 2017 pursuant to the subscription agreement are immaterial to the Company and to Workiva.

The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors. At each executive session, the Lead Independent Director presides. The Board of Directors has adopted Corporate Governance Guidelines which are available under "Corporate Governance" accessible through the "Investor Relations" link on our website at www.american-equity.com and are also available in print for any shareholder upon request.

Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All mail correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All electronic correspondence should be sent to the Corporate Secretary at corpsecretary@american-equity.com. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.

Meetings and Committees of the Board of Directors

The Board of Directors met fourteen times in 2017, and each of the directors attended at least 75% of the meetings of the Board of Directors and the committee meetings for any committee on which he or she served during 2017. We currently have six permanent committees described below. Under our Corporate Governance Guidelines, a

2018 Proxy Statement	7

director is invited and encouraged to attend the Annual Meeting. All directors, with the exception of A. J. Strickland, III, attended the 2017 Annual Meeting of Shareholders.

Board Committee	Current Members	Meetings During 2017

Audit	Cushing, Howe, Mulcahy	8

Compensation	Chapman, Strickland	3

Nominating & Corporate Governance	Chapman, Gerlach, Neugent	4

Executive	Howe, Matovina, Mulcahy	—

Investment	Clark, Gerlach, Matovina	3

Risk	Kunkel, Matula, Richardson	4

The Audit Committee performs the following functions, among others: (i) assists the Board of Director's oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent registered public accounting firm's qualifications and independence; and (d) the performance of our independent registered public accounting firm and our internal audit function; and (ii) prepares the annual report on audit disclosures required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available under "Corporate Governance" accessible through the "Investor Relations" link on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Audit Committee is set forth below.

The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet the applicable standards. In addition, the Board of Directors has determined that Ms. Cushing, Mr. Howe and Mr. Mulcahy are "audit committee financial experts," as that term is defined under SOX.

The Compensation Committee performs the following functions, among others: (i) oversees our compensation and benefit plans and practices related to our Chief Executive Officer; (ii) makes recommendations to the Board of Directors with respect to other senior officers' compensation, incentive compensation and equity-based plans; and (iii) produces an annual report on executive compensation disclosures as required by the SEC. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available under "Corporate Governance" accessible through the "Investor Relations" link on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below.

The Compensation Committee has the authority to engage compensation consultants, independent legal counsel and other advisers as it deems necessary. The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consultant ("Pearl Meyer"), to provide advice and data with respect to compensation benchmarking and market practices. In 2017, Pearl Meyer worked with the Compensation Committee to develop recommendations regarding (i) base salaries of executive officers, (ii) short-term incentive compensation awards and plan design and (iii) long-term incentive compensation awards and plan design. In performing the annual assessment of the compensation consultant's independence, the Compensation Committee has reviewed, among other items, a letter from Pearl Meyer addressing its independence and the independence of the members of the consulting team serving the Compensation Committee, including the following factors: (i) the nature of any services provided to the Company by Pearl Meyer other than as described above; (ii) the amount of fees paid by the Company in relation to Pearl Meyer's total revenue; (iii) Pearl Meyer's policies and procedures designed to prevent conflicts of interest; and (iv) the existence of any business or personal relationship or stock ownership that could impact the adviser's independence. Pursuant to SEC and NYSE Rules, the Compensation Committee assessed the independence of Pearl Meyer in March 2017 and determined Pearl Meyer is independent from the Company's management and that no conflict of interest exists that would prevent Pearl Meyer from serving as an independent consultant for the Compensation Committee.

8	2018 Proxy Statement

Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet the applicable standard.

The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of director candidates; (iii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is available under "Corporate Governance" accessible through the "Investor Relations" link on our website at www.american-equity.com and is also available in print for any shareholder upon request.

Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable standard.

The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board of Directors; and (iii) makes recommendations to the Board of Directors on policy matters.

The Investment Committee performs the following functions, among others: (i) oversees our general investment strategies, objectives, standards and limitations; (ii) oversees our use of derivatives and general hedging strategy; and (iii) reviews and monitors investment performance. The Investment Committee is governed by a written charter approved by the Board of Directors.

The Risk Committee performs the following functions, among others: oversight of the Company's (i) risk management governance structure; (ii) risk management and risk assessment guidelines and policies regarding risks that could have a material impact on the Company; and (iii) risk tolerance. The Risk Committee is governed by a written charter approved by the Board of Directors.

Information Regarding the Company's Process for Identifying Director Nominees

The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Directors' oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time the shares have been held.

To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Nominating and Corporate Governance Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

Compensation Committee Interlocks and Insider Participation

The Board of Directors has affirmatively determined Ms. Chapman and Dr. Strickland are independent under the requirements of SOX and the NYSE Rules and do not have any relationships requiring disclosure under Item 404(a) of Regulation S-K. None of the Company's Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries, and during our last fiscal year, none of our executive officers

2018 Proxy Statement	9

served on the compensation committee or board of directors of any company that had one or more executive officers who served on our Board of Directors or our Compensation Committee.

Director Compensation

Directors who are our employees receive no compensation for their service as directors. Each member of the Board of Directors who is not an employee of the Company receives the following:

•
$12,500 per quarter

•
$1,500 per meeting for attending meetings of the Board of Directors, $1,000 per meeting if attended by phone and the meeting is otherwise an in-person meeting or $500 per meeting for telephonic meetings, plus reimbursement of expenses for attending such meetings

The Lead Independent Director receives an additional $5,000 per quarter.

The Chairs of our committees receive the following, all amounts per quarter:

•
Audit Committee—$10,500

•
Compensation Committee—$3,750

•
Nominating and Corporate Governance Committee—$2,250

•
Risk Committee—$2,250

Non-Chair members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional $3,000, $1,500 and $750 per quarter, respectively. Non-employee members of the Investment Committee, the Risk Committee and the Executive Committee receive an additional $750 per quarter.

In 2017, non-employee directors also received a grant of 3,000 shares of restricted stock under our 2013 Director Equity and Incentive Plan (the "2013 Director Plan"). Under the 2013 Director Plan, directors who are not employees may receive grants of options, stock appreciation rights, restricted stock and restricted stock units convertible into or based upon our Common Stock. The Board of Directors believes that, although there is no policy requiring the directors to have a specified level of share ownership, it is important for directors to each own a meaningful amount of Common Stock. Non-employee directors own not less than six times their respective annual cash retainer amount in Common Stock, except Ms. Cushing who was elected to the Board of Directors in March 2017.

The Compensation Committee uses the Board's independent compensation consultant to provide advice and data with respect to non-employee director compensation, including annual retainers and equity awards. Pearl Meyer last provided a report in May 2016. Director compensation approximates the 25th percentile of market consensus. Director compensation for 2017 was unchanged from director compensation for 2016.

10	2018 Proxy Statement

The following table provides compensation information for the last completed fiscal year ended December 31, 2017 for each member of the Board of Directors who was not an employee of the Company:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Joyce A. Chapman	77,500	76,350	2,270	156,120

Alexander M. Clark	63,500	76,350	780	140,630

Brenda J. Cushing	57,000	76,350	981	134,331

James M. Gerlach	67,500	76,350	2,649	146,499

Robert L. Howe	97,000	76,350	2,419	175,769

William R. Kunkel	72,000	76,350	60,651	209,001

Alan D. Matula	65,500	76,350	780	142,630

David S. Mulcahy	108,000	76,350	2,171	186,521

Gerard D. Neugent	66,000	76,350	2,620	144,970

David J. Noble(3)	28,500	—	—	28,500

Debra J. Richardson	67,000	76,350	2,396	145,746

A. J. Strickland, III	77,500	76,350	1,200	155,050

Harley A. Whitfield, Sr.(3)	17,750	—	1,929	19,679

(1)
Amounts reflect for each restricted stock award, the aggregate grant date fair value pursuant to Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. For further information, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017. On June 1, 2017, Ms. Chapman, Mr. Clark, Ms. Cushing, Mr. Gerlach, Mr. Howe, Mr. Kunkel, Mr. Matula, Mr. Mulcahy, Mr. Neugent, Ms. Richardson and Dr. Strickland were each granted 3,000 shares of time-based restricted stock, all of which remain outstanding as of December 31, 2017. The per share fair value of our Common Stock at the grant date was $25.45. The vesting period for the restricted stock is the earlier of (a) one year from the grant date or (b) the date of the next annual meeting. There was no other unvested restricted stock held by the non-employee directors as of December 31, 2017.

(2)
Amounts reflect dividends paid on unvested restricted stock awards and travel on Company aircraft. In addition, Mr. Kunkel's other compensation includes a cash payment of $59,871 for services he provided to the Company as an employee prior to his retirement in April 2016 that was paid in 2017. The payment was approved by the Compensation Committee.

(3)
Mr. Noble served as a director until he passed away on April 16, 2017. Mr. Whitfield served as a director until he passed away on January 9, 2017.

2018 Proxy Statement	11

The following table provides information about unexercised stock options to acquire our Common Stock held by each member of the Board of Directors who is not an employee of the Company as of December 31, 2017. There were no unexercisable options held by a non-employee director as of such date.

Name	Number of Shares Underlying Unexercised Options (#)

Joyce A. Chapman	49,000

Alexander M. Clark	19,000

Brenda J. Cushing	—

James M. Gerlach	—

Robert L. Howe	36,500

William R. Kunkel	—

Alan D. Matula	—

David S. Mulcahy	—

Gerard D. Neugent	29,000

Debra J. Richardson	107,750

A. J. Strickland, III	59,500

12	2018 Proxy Statement

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for 2018. The Board of Directors requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by shareholders, our Audit Committee may investigate the reasons and consider approving another independent registered public accounting firm.

Fees paid to KPMG during the last two fiscal years were:

	2017	2016

Audit fees(1)	$1,858,710	$1,680,000

Audit-related fees(2)	209,187	75,500

Tax fees	—	—

All other fees(3)	1,780	—

Total	$2,069,677	$1,755,500

(1)
Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, annual audits of certain of our subsidiaries and audits required by regulatory authorities.

(2)
Audit-related fees primarily include comfort letters and consents related to debt and common stock offerings and registration statements and audits of employee benefit plans.

(3)
All other fees consists of fees for access to KPMG's Internet Accounting Research Website.

The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Permissible non-audit services are usually limited to fees for accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as comfort letters related to common stock or debt offerings, audits of employee benefit plans and tax services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. In fiscal year 2017, all of the services and fees described above were pre-approved by the Audit Committee.

We anticipate that representatives of KPMG will be present at the meeting, will be available to respond to questions concerning the 2017 audit and are permitted to make a statement if they so desire.

The affirmative vote of a majority of the shares of the Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this proposal.

The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

2018 Proxy Statement	13

Audit Committee Disclosures

The responsibilities of the Audit Committee, which are set forth in the Audit Committee charter adopted by the Board of Directors, include providing oversight of the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial reporting process, the preparation, presentation and integrity of the Company's financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the fair presentation of those financial statements in conformity with U.S. generally accepted accounting principles, as well as issuing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities, appointing the Company's independent registered public accounting firm and for supervising the relationship between the Company and the independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent registered public accounting firm, both jointly and separately.

The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2017, with management and KPMG, the Company's independent registered public accounting firm. The Audit Committee also reviewed Management's Report on Internal Control over Financial Reporting and KPMG's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for 2017 filed with the SEC.

The Audit Committee discussed with KPMG the matters required to be communicated to the Audit Committee by applicable Public Company Accounting Oversight Board standards. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.

Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2017 be included in the Company's Annual Report on Form 10-K for 2017 filed with the SEC.

As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.

AUDIT COMMITTEE

David S, Mulcahy, Chair
Brenda J. Cushing
Robert L. Howe

14	2018 Proxy Statement

Executive Officers and Compensation

Executive Officers

Executive officers of the Company do not have fixed terms and serve at the pleasure of the Board of Directors. The executive officers of the Company are:

John M. Matovina (age 63) has served as Chief Executive Officer and President of the Company since 2012 and has served as Chairman of the Company since April 2017. He served as Chief Financial Officer and Treasurer of the Company from 2009 until 2012 and as our Vice Chairman from 2003 until April 2017. Mr. Matovina is a certified public accountant and has more than 25 years of experience in the life insurance industry.

Ted M. Johnson (age 48) has served as Chief Financial Officer and Treasurer of the Company since 2012. He served as Vice President-Controller of the Company from 2001 to 2012. Mr. Johnson is a certified public accountant and has over 20 years of experience in the life insurance industry.

Ronald J. Grensteiner (age 55) has served as President of American Equity Investment Life Insurance Company, our primary wholly-owned life insurance subsidiary ("American Equity Life"), since 2009 and is an Executive Vice President of the Company. He has more than 25 years of experience in the life insurance industry.

Jeffrey D. Lorenzen (age 52) has served as Executive Vice President and Chief Investment Officer since June 2015 and served as Senior Vice President and Chief Investment Officer since 2009. Mr. Lorenzen has more than 20 years of experience in the life insurance industry.

Renee D. Montz (age 46) has served as Executive Vice President and General Counsel since April 2016 and as Corporate Secretary since July 2016. She previously served as Vice President and Deputy General Counsel since June 2014. Prior to joining the Company, Ms. Montz served in various roles at AEGON Asset Management, a global asset management company, from 2004 to 2014, including as General Counsel, AEGON USA Investment Management, LLC from January 2012 to June 2014. She has over 20 years of legal experience and 14 years of experience in the life insurance industry.

Jennifer L. Bryant (age 46) has served as Executive Vice President and Chief Human Resource Officer of American Equity Life since June 2017 and was Senior Vice President and Chief Human Resource Officer from October 2016 to June 2017. From May 2013 to October 2016, Ms. Bryant was Senior Vice President, Human Resources of Bankers Trust Company, a banking and financial institution. Ms. Bryant served as Human Resources Business Partner at Aviva USA from December 2008 to May 2013. She has over 20 years of human resources experience.

Scott A. Samuelson (age 45) has served as Vice President and Chief Accounting Officer of the Company since June 2017. Prior to that, Mr. Samuelson served as Vice President-Controller of the Company since 2012. Mr. Samuelson is a certified public accountant and has over 20 years of experience in the life insurance industry.

Compensation Discussion and Analysis

The Compensation Discussion & Analysis describes the Company's compensation objectives and philosophy and our 2017 compensation program. It also reviews the outcomes, including the Company's financial performance in 2017. Our named executive officers in 2017 were:

Name:	Title:

John M. Matovina	Chairman, Chief Executive Officer and President

Ted M. Johnson	Chief Financial Officer and Treasurer

Ronald J. Grensteiner	President, American Equity Life and Executive Vice President

Jeffrey D. Lorenzen	Executive Vice President and Chief Investment Officer

Renee D. Montz	Executive Vice President, General Counsel and Secretary

2017 Company Performance and Compensation Highlights

We delivered strong financial performance in 2017 despite a challenging sales environment. We continued to grow our policyholder funds under management which increased 7.1% to $48.4 billion at the end of 2017. We delivered

2018 Proxy Statement	15

net income of $175 million, or $1.93 per common share-assuming dilution. Our net income was positively impacted by revisions of assumptions used to determine deferred sales inducements and deferred policy acquisition costs and negatively impacted by revisions of assumptions used to determine reserves held for lifetime income benefit riders and losses on extinguishment of debt. In addition, during 2017, we further strengthened our balance sheet by repaying our outstanding $100 million term loan and refinancing our $400 million of senior notes with a $500 million senior notes issuance due 2027. This lowered our long-term debt costs to 5 percent from 6.625 percent.

At our 2017 annual meeting of shareholders, our shareholders cast an advisory vote (a "say-on-pay" vote) to approve the compensation of our named executive officers as disclosed in our proxy statement. Shareholders approved the say-on-pay proposal by an affirmative vote of 96% of the shares cast on that proposal. The Compensation Committee believes this affirms shareholders' support of the Company's approach to executive compensation.

In March 2017, the Compensation Committee reviewed the executive compensation program and made the following changes: (i) increased the annual cash incentive compensation opportunities; (ii) added an individual goal component to the annual cash incentive for three of the named executive officers; (iii) revised the performance measures for the annual cash incentive and performance based restricted stock units; (iv) added an upside earning opportunity to the performance based restricted stock units; and (v) reduced the portion of the long-term equity incentive awards that was performance based from 87% of the total award to 80% of the total award. In addition, as discussed below, discretionary bonuses were awarded to our named executive officers in 2017 to reflect key contributions.

Based on our 2017 annual performance achievements, 2017 performance incentive payouts for our named executive officers averaged 152.5% of pre-determined target amounts. Based on our three year performance achievements, our named executive officers earned 91.3% of the target number of restricted stock units awarded to them for the 2015-2017 three year performance period.

Compensation Philosophy and Overview

Our compensation policies and programs are designed to:

•
attract and retain highly qualified and motivated executive officers and employees;

•
encourage and reward achievement of our annual and long-term goals; and

•
encourage executive officers and employees to own stock to align their interests with shareholders.

Elements.    The primary elements of compensation for the named executive officers for 2017 include: base pay; annual cash incentive compensation under our Short-Term Performance Incentive Plan (the "Short-Term Plan"); and long-term equity incentive compensation through performance based restricted stock units ("RSUs") and time-based restricted stock granted under our 2016 Employee Incentive Plan (the "Equity Incentive Plan").

Element	Description	Purpose

Base Salary	Fixed level of annual cash compensation and basis for target incentive compensation awards	Compensate for job duties based on skill, tenure and market information

Annual Incentive	Targeted variable/at-risk compensation expressed as a percentage of base salary	Focus executives on annual corporate goals and individual objectives through performance based pay

Long-Term Incentive	Variable/at-risk equity compensation in the form of RSUs based on three-year performance and time based restricted stock	Align executives' interest with shareholders and long-term results and promote retention

  Program Highlights:

•
Pay for performance philosophy demonstrated through significant compensation opportunity in the form of a performance based annual cash incentive opportunity and three-year, performance based restricted stock units.

16	2018 Proxy Statement

•
The Company has a robust anti-hedging policy prohibiting our executive officers and directors from engaging in hedging or monetization transactions, purchasing our securities on margin or borrowing against accounts holding our securities.

•
The Company offers limited perquisites to named executive officers.

Pay Mix.    For 2017, approximately 57% of the Chief Executive Officer's target annual compensation and 46% of each other named executive officer's target annual compensation is considered variable based on achieving performance objectives.

External Market Data.    For 2017, the Compensation Committee engaged Pearl Meyer to provide advice and data with respect to compensation benchmarking and market practices for our named executive officers. To develop a blended market consensus base salary, target total cash compensation and target total direct compensation for the position of each named executive, Pearl Meyer utilized proxy data from 12 publicly traded insurance companies and compensation surveys, with a focus on financial services and insurance companies. The 12 insurance companies included in our peer group are:

American Financial Group, Inc.	Horace Mann Educators Corp.

American National Insurance Co.	Kemper Corporation

Athene Holding Ltd.	National Western Life Group, Inc.

CNO Financial Group, Inc.	Primerica, Inc.

FBL Financial Group, Inc.	Reinsurance Group of America, Inc.

Fidelity & Guaranty Life (now known as FGL Holdings)	Torchmark Corporation

For 2017, StanCorp Financial Group Inc. (acquired), Alleghany Corporation (different insurance business than Company) and W. R. Berkley Corporation (different insurance business than Company) were removed from the Company's peer group. Athene Holding Ltd. (life and health insurance), Kemper Corporation (multi-line insurance) and Primerica, Inc. (life and health insurance) were added to the peer group.

For positions with a peer group and survey data source, Pearl Meyer arrives at market consensus compensation that is equally weighted using the peer group and survey data. For positions having only a survey data source, Pearl Meyer uses the survey data to arrive at market consensus compensation. Pearl Meyer focused on companies having total assets targeted at $56.5 billion. The specific surveys used by Pearl Meyer for 2017 were the Mercer 2016 US Benchmark Database Executive Survey and the Willis Towers Watson Data Services 2016 General Industry Top Management Compensation Survey Report—U.S.

The Compensation Committee reviews and considers external market data provided by its independent consultant. In using this external market data, the Compensation Committee generally seeks to establish and maintain base salaries near the 50th percentile of market consensus and target total cash and total direct compensation between the 25th and 50th percentile of market consensus. However, this external market data is only one of many factors reviewed and considered by the Compensation Committee, with other relevant factors including company performance, individual executive performance, individual executive experience, internal pay equity, executive retention, and succession planning. Accordingly, not every pay element or individual executive pay level is at the targeted market level.

2018 Proxy Statement	17

Compensation Elements and Decisions for 2017

Base Salary.    In addition to peer group data, in determining specific salaries for individuals, the executive's performance, length of service in the position and experience are also considered. In June 2017, the Compensation Committee awarded the following base salaries and increases to named executive officers:

Name	Base Salary	Increase (%)

John M. Matovina	$850,000	14.9%

Ted M. Johnson	$530,000	3.9%

Ronald J. Grensteiner	$540,000	3.8%

Jeffrey D. Lorenzen	$470,000	3.3%

Renee D. Montz	$435,000	3.6%

The increases in base salary for our named executive officers were at levels consistent with those offered to employees generally except for Mr. Matovina. In prior years, the Compensation Committee considered the combined salaries of the positions held by Mr. Noble, our founder and former Executive Chairman, and Mr. Matovina in its evaluation of their base salaries and incentive awards. This philosophy was also followed for Mr. Matovina's 2016 base salary increase, resulting in a base salary for Mr. Matovina below the 25th percentile. The 2017 increase in Mr. Matovina's base salary resulted in a base salary above the 25th percentile and closer to the 50th percentile and reflected his increased responsibilities attributable to him being named Chairman of the Company in April 2017 and Mr. Noble's retirement as Executive Chairman in July 2016. In addition to the increase noted above, Ms. Montz was awarded a base salary increase of $25,000 (6.3%) effective January 1, 2017 in recognition of her performance during the second half of 2016 and to increase her base salary closer to the 50th percentile.

  Short-Term Incentive Compensation for 2017

In March 2017, the Compensation Committee approved the structure of the short-term incentive compensation program for 2017 (the "2017 Program"). Under the 2017 Program, each named executive officer had a threshold, target and maximum incentive opportunity expressed as a percentage of base salary as of December 31, 2017. These earnings opportunities were tied to threshold, target and maximum performance goals established with respect to annuity deposits, non-GAAP operating income, net investment income and other than temporary impairments ("OTTI") and realized losses (the "Company Goals"). For the named executive officers other than Mr. Matovina and Mr. Grensteiner, 25% of the award opportunity was based on individual goals related to their respective areas of responsibility. Attainment of each Company Goal was measured independently, and a named executive officer received an award if the threshold for the particular Company Goal or individual goal was achieved. The Compensation Committee selected the Company Goals, which reflect a change from measures used in prior years, as it believes they are more comprehensive and encompass the areas of Company performance which drive shareholder value. The Company Goals reflect growth in policyholder funds under management (annuity deposits) and financial performance (non-GAAP operating income, net investment income and OTTI and realized losses).

The 2017 Program reflects an increase in threshold, target and maximum award opportunities relative to prior years. These changes were made by the Compensation Committee to improve the overall competitive positioning of target total cash compensation. The Compensation Committee believes these award opportunities are appropriate, competitive and do not create an incentive to take undue or unnecessary risk that could materially harm the Company.

Target Award as % of Base Salary

Chairman, CEO and President	100%

Other Named Executive Officers	70%

18	2018 Proxy Statement

The 2017 Program design for each named executive officer, as a percentage of his or her base salary, was:

  Mr. Matovina

Metric	Threshold	Target	Maximum

Annuity Deposits	12.5%	25%	50%

Non-GAAP Operating Income	12.5%	25%	50%

Net Investment Income	12.5%	25%	50%

OTTI and Realized Losses	12.5%	25%	50%

	50%	100%	200%

  Mr. Grensteiner

Metric	Threshold	Target	Maximum

Annuity Deposits	8.75%	17.5%	35%

Non-GAAP Operating Income	8.75%	17.5%	35%

Net Investment Income	8.75%	17.5%	35%

OTTI and Realized Losses	8.75%	17.5%	35%

	35%	70%	140%

  Mr. Johnson, Mr. Lorenzen and Ms. Montz

Metric	Threshold	Target	Maximum

Annuity Deposits	6.5625%	13.125%	26.25%

Non-GAAP Operating Income	6.5625%	13.125%	26.25%

Net Investment Income	6.5625%	13.125%	26.25%

OTTI and Realized Losses	6.5625%	13.125%	26.25%

Individual Goal #1	2.1875%	4.375%	8.75%

Individual Goal #2	2.1875%	4.375%	8.75%

Individual Goal #3	2.1875%	4.375%	8.75%

Individual Goal #4	2.1875%	4.375%	8.75%

	35.0%	70%	140%

The following table shows our targets and achievement for the Company Goals:

Metric	Threshold	Target	Maximum	Actual

Annuity Deposits ($ billions)	$3.75	$4.5	$5.25	$4.18

Non-GAAP Operating Income ($ millions)	$170	$215	$260	$285

Net Investment Income ($ billions)	$1.85	$1.95	$2.05	$1.99

OTTI and Realized Losses ($ millions)	$35	$30	$25	$5.3

2018 Proxy Statement	19

The outcomes under the the Company Goals segment of the 2017 Program resulted in the following awards expressed as a percentage of base salary as of December 31, 2017: Mr. Matovina—155.1%; Mr. Grensteiner—108.6%; each of the other named executive officers—81.4%. Additionally, attainment of the individual goals was 26.25% for Mr. Johnson, 19.69% for Mr. Lorenzen and 26.25% for Ms. Montz resulting in a total award of 107.7% for Mr. Johnson, 101.1% for Mr. Lorenzen and 107.7% for Ms. Montz. The amounts awarded to each named executive officer for 2017 are included in the Summary Compensation Table appearing in the Executive Compensation Tables section of this Proxy Statement.

  Long-Term Equity Compensation for 2017

In March 2017, the Compensation Committee awarded the named executive officers performance based RSUs and shares of time-based restricted stock under the Equity Incentive Plan. The total target long-term equity incentive opportunity awarded to each named executive officer for 2017 was equal to 75% of their base salary at the grant date.

RSU Grant:    The RSUs are tied to threshold, target and maximum performance goals for the three-year period ending December 31, 2019, established with respect to Book Value Per Share Growth, based on book value per share excluding accumulated other comprehensive income ("AOCI"), and Return on Average Equity ("ROAE"), based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives, each weighted at 50% and measured independently. The Compensation Committee selected the performance measures, which reflect a modest change from the measures used in prior years, as it believes they are more highly correlated with long-term shareholder value creation. The Compensation Committee added an upside earning opportunity to the 2017 RSUs to create better alignment with the peer group, all of which had an upside earning opportunity. The target number of RSUs granted to the named executive officers was equal to 60% of base salary on the grant date divided by the closing price of the Common Stock on the grant date and the number of RSUs that can be earned are included in the 2017 Grant of Plan-Based Awards table appearing in the Executive Compensation Tables section of this Proxy Statement. RSUs are earned as follows:

Metric	Threshold	Target	Maximum

Book Value Per Share Growth	25%	50%	75%
ROAE	25%	50%	75%

	50%	100%	150%

At the time the performance goals were approved by the Compensation Committee, the performance targets reflected an appropriate degree of stretch but were believed to be attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's expectations.

Restricted Stock Grant:    In 2017, the number of shares of time-based restricted stock granted to the named executive officers was equal to 15% of base salary on the grant date divided by the closing price of the Common Stock on the grant date The shares vest three years after the grant date. The number of shares granted to the named executive officers and grant date fair value are included in the 2017 Grant of Plan-Based Awards table appearing in the Executive Compensation Tables section of this Proxy Statement.

  Discretionary Bonus Awards in 2017

In March 2017, the Compensation Committee also awarded discretionary bonuses in an amount equal to (i) 25% of base salary, payable in cash, to each named executive officer other than Mr. Matovina and (ii) 5% of base salary in the form of a time-based restricted stock grant vesting one-year after the grant date to each named executive officer. The award of discretionary bonuses to named executive officers is rare; in fact, this was the first time such an award has been granted since the Company transitioned to performance based annual incentive compensation in 2011. 2016 was a challenging year for several reasons outside the control of the Company and its management. The Department of Labor fiduciary rule required significant investment of the Company's time and resources, and record low interest rates negatively impacted the Company's investment yield. The Compensation Committee determined, based on the recommendation of the Chief Executive Officer, that the short-term and long-term performance based incentive compensation based upon 2016 results did not reflect several key contributions from the named executive officers, including leadership in opposing and preparing to comply with the Department of Labor's fiduciary rule, significantly improving the borrowing and reinsurance terms for the Company through refinancing the Company's credit facility and renegotiating an agreement with a reinsurer and maintenance of credit losses below 1.0% of average stockholders' equity. In light of these significant contributions, the

20	2018 Proxy Statement

Compensation Committee awarded discretionary bonuses in March 2017 as described above and as reflected in the Summary Compensation Table below.

The number of shares of time-based restricted stock granted to the named executive officers as part of the discretionary bonus was equal to 5% of their base salary on the grant date divided by the closing price of the Common Stock on the grant date. The number of shares granted to the named executive officers and grant date fair value are included in the 2017 Grant of Plan-Based Awards table appearing in the Executive Compensation Tables section of this Proxy Statement.

  Compensation Decisions Made in Early 2018

Vesting of 2015 RSUs:    In March 2018, the Compensation Committee certified the performance results for the restricted stock units granted to the named executive officers in March 2015 for the three-year performance period ended December 31, 2017. As indicated in the table that follows, the Company's actual performance was between threshold and target for each of the three performance measures. This resulted in 91.3% of the RSUs granted in 2015 being earned. The number of shares of Common Stock earned by each named executive officer in settlement of the restricted stock units was as follows: Mr. Matovina-8,682; Mr. Johnson-5,850; Mr. Grensteiner-5,536; and Mr. Lorenzen-5,158. The RSU agreements for these RSUs were amended in 2016 to provide for their settlement in cash due to an administrative issue. These RSUs were settled in cash based on the closing price of the Company's common stock on the vesting date which was $31.69. In addition, each named executive officer received a cash payment equivalent to the cumulative cash dividends on the number of shares of Common Stock earned for 2015-2017.

Metric	Threshold	Target	Actual

Invested Assets Growth (in millions)	$8.1	$13.4	$13.1
Non-GAAP Operating Income (in millions)	$386	$644	$603.2
ROAE	7.5%	12%	10.5%

Short-Term Incentive Compensation:    In March 2018, the Compensation Committee approved the structure of the short-term incentive compensation program for 2018. The short-term incentive compensation for fiscal year 2018 will be paid, if earned, in cash and is tied to the achievement of certain individual goals and to threshold, target and maximum performance goals established with respect to annuity deposits, non-GAAP operating income, investment spread and OTTI and realized losses (the "2018 Company Goals"). Each 2018 Company Goal is weighted at 25% for Mr. Matovina and 20% for the other named executive officers, and attainment of each 2018 Company Goal is measured independently. For the named executive officers other than Mr. Matovina, 20% of the award opportunity is based on individual goals related to their respective areas of responsibility which will be measured independently. Target and maximum award opportunities for fiscal year 2018 are 100% and 200% of base salary, respectively, for Mr. Matovina and 70% and 140% of base salary, respectively, for each other named executive officer.

The specific performance goals for 2018 under the Short-Term Plan will be disclosed in next year's proxy statement. At the time the performance goals were approved by the Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's near term expectations.

Long-Term Incentive Compensation:    In March 2018, the Compensation Committee approved performance based restricted stock unit grants to the named executive officers. The restricted stock unit grants will be tied to threshold, target and maximum performance goals for the three-year period ending December 31, 2020, established with respect to Book Value Per Share Growth (based on book value per share excluding AOCI) and ROAE (based on operating income and average stockholders' equity excluding AOCI and fair value changes in derivatives and embedded derivatives), each weighted at 50% and measured independently. The number of restricted stock units granted to Mr. Matovina and the other named executive officers was equal to 120% and 84%, respectively, of base salary on the grant date divided by the closing price of the Common Stock on the grant date. If the threshold performance level is not reached for a performance goal, 0% of the RSUs will be earned for that performance goal. If the threshold performance level is achieved for a performance goal, 50% of the RSUs will be earned for that performance goal. If the target performance level is achieved for a performance goal, 100% of the RSUs will be earned for that performance goal. If the maximum performance level is achieved for a performance goal, 150% of the RSUs will be earned for that performance goal.

2018 Proxy Statement	21

The specific performance goals for the three-year period ending December 31, 2020 will be disclosed in the proxy statement for 2021. At the time the performance goals were approved by the Compensation Committee, they reflected an appropriate degree of stretch but are believed to be attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's long-term expectations.

In March 2018, the Compensation Committee granted shares of time-based restricted stock to the named executive officers. Mr. Matovina received a grant having a value equal to 30% of his base salary on the grant date and the other named executive officers received grants having a value equal to 21% of their base salary on the grant date, each divided by the closing price of the Common Stock on the grant date. The shares vest three years after the grant date.

Additional Programs and Policies

Stock Ownership.    We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of employees and officers with shareholders and creates an incentive to build our Common Stock value. Senior officers are encouraged to own shares of Common Stock and to retain shares awarded to them under our equity incentive plans. Although there is no policy requiring the named executive officers to have a specified level of share ownership, we note that Mr. Matovina owns approximately seven times his base salary in Common Stock and each of our other named executive officers owns at least two times their respective base salaries in Common Stock, other than Ms. Montz who became an executive officer in April 2016.

Hedging and Pledging Restrictions.    Our directors and executive officers are prohibited from engaging in forms of hedging or monetization transactions, such as certain types of forward contracts, equity swaps, collars, and exchange funds, which allow a shareholder to lock in much of the value of his or her stock holding without the full risks and rewards of stock ownership. In addition, directors and executive officers are prohibited from purchasing Company securities on margin or borrowing against any account in which shares of Common Stock are owned.

Severance Plan.    The Company has a severance plan to provide benefits to employees including the named executive officers whose employment is terminated by the Company due to reorganization or reduction in workforce.

Change in Control, Separation and Retirement Arrangements.    We have no written employment contracts or separation agreements with any of our named executive officers. To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each named executive officer. The terms of such agreements are described under "Potential Payments Upon Termination or a Change in Control".

Other Compensation.    We have a qualified 401(k) plan for all employees, who are eligible to participate after thirty days of employment and attainment of age 18. We match 100% of employee contributions to the plan up to 3% of the employee's total eligible compensation and match 50% of employee contributions up to the next 2% of the employee's total eligible compensation, subject to the limitations specified in the Internal Revenue Code of 1986 (the "Code"). In addition to the 401(k) plan, all employees participate in the Employee Stock Ownership Plan ("ESOP") as described below and have access to employer sponsored annuities. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. We offer limited perquisites to our named executive officers. The only other perquisite available to our named executive officers in 2017 was limited personal travel on the Company's aircraft.

The Company established the ESOP effective July 1, 2007. We make semi-annual discretionary contributions to the ESOP. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of service.

Tax Implications of Executive Compensation.    Federal income tax law limits deductibility of compensation in excess of $1 million paid to certain named executive officers. For taxable years prior to 2018, there was an exception to this limitation for "performance based compensation" meeting certain criteria but this exception has generally been repealed for taxable years beginning after 2017 (subject to certain limited grandfathering of compensation payable pursuant to binding written agreements in effect on November 2, 2017). In addition, compensation for the Chief Financial Officer was not subject to the $1 million limitation for taxable years prior to 2018 but is subject to the limitation for taxable years after 2017. Historically, the general intent of the Company and the Compensation Committee has been to consider the deductibility of executives' compensation under applicable tax laws when determined. Where consistent with the Company's goals, the Compensation Committee

22	2018 Proxy Statement

may decide in certain circumstances to award compensation that is not tax deductible. The Compensation Committee will consider the impact of this change in the applicable federal income tax laws as it makes and implements decisions regarding compensation that will be payable after 2017. Other factors, such as the need to have a competitive and effective compensation program that attracts and retains senior executives and provides appropriate incentives to achieve our business plans and objectives, may cause the Compensation Committee to continue to provide compensation opportunities that are generally consistent with those previously provided, despite the probability that some of the compensation payable to some or all of the named executive officers will not be tax deductible after 2017.

Compensation Committee Report

The Compensation Committee of American Equity Investment Life Holding Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

A. J. Strickland, III, Chair
Joyce A. Chapman

2018 Proxy Statement	23

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	Bonus(5) ($)	All Other Compensation(6) ($)	Total ($)

John M. Matovina	2017	795,000	592,009	1,318,515	—	—	32,368	2,737,892
Chief Executive Officer	2016	727,500	575,215	114,577	—	—	43,441	1,460,733
and President	2015	702,500	276,009	584,951	—	—	36,099	1,599,559

Ted M. Johnson	2017	520,000	407,995	570,745	—	127,500	29,605	1,655,845
Chief Financial Officer	2016	500,000	393,761	78,965	—	—	37,970	1,010,696
and Treasurer	2015	477,500	185,989	400,875	—	—	35,505	1,099,869

Ronald J. Grensteiner	2017	530,000	415,989	586,351	—	130,000	29,772	1,692,112
Exec. Vice President	2016	510,000	399,851	80,513	—	—	38,606	1,028,970
	2015	470,000	176,006	409,056	—	—	32,100	1,087,162

Jeffrey D. Lorenzen	2017	462,500	363,991	475,288	—	113,750	29,624	1,445,153
Exec. Vice President and Chief Investment Officer	2016	445,000	349,403	70,449	—	—	37,157	902,009

Renee D. Montz(7)	2017	427,500	336,000	468,441	—	98,750	24,791	1,355,482
Exec. Vice President, General Counsel and Secretary	2016	356,250	286,682	61,159	—	—	30,294	734,385

(1)
Amounts for 2017 reflect grant date fair value pursuant to FASB ASC Topic 718 of restricted stock units (assuming target performance goals are met) and restricted stock granted, each as previously described above under "Long-Term Equity Compensation for 2017" and "Discretionary Bonus Awards in 2017" in the Compensation Discussion and Analysis. For further information, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2017. The per share fair value at the grant date was $25.87 for the restricted stock units and restricted stock. Amounts for 2017 include an award of restricted stock units with a grant date fair value (assuming payout at target) of $444,007 for Mr. Matovina, $305,990 for Mr. Johnson, $311,992 for Mr. Grensteiner, $273,006 for Mr. Lorenzen, and $252,000 for Ms. Montz. In addition, 2017 includes awards of time-based restricted stock totaling $148,002 for Mr. Matovina, $102,005 for Mr. Johnson, $103,997 for Mr. Grensteiner, $90,985 for Mr. Lorenzen and $84,000 for Ms. Montz.

(2)
Amounts for 2016 reflect grant date fair value pursuant to FASB ASC Topic 718 of restricted stock and restricted stock units granted under the long-term incentive and long-term equity compensation programs applicable for 2016. Amounts for 2015 reflect grant date fair value pursuant to FASB ASC Topic 718 of restricted stock units granted under the long-term incentive and long-term equity compensation programs applicable for 2015.

(3)
Amounts for 2017 consist of cash awards earned under the Short-Term Plan previously described above under "Short-Term Incentive Compensation for 2017" in the Compensation Discussion and Analysis. Amounts for 2016 and 2015 consist of cash awards earned under the short-term incentive compensation program applicable for 2016 and 2015.

(4)
None of the named executive officers have a deferred compensation arrangement. Therefore, no amounts are reported in this column for deferred compensation.

(5)
In March 2017, the Compensation Committee awarded discretionary bonuses in an amount equal to 25% of base salary to each of Mr. Johnson, Mr. Grensteiner, Mr. Lorenzen and Ms. Montz as previously described above under "Discretionary Bonus Awards in 2017" in the Compensation Discussion and Analysis.

(6)
Amounts for 2017 include $12,348 for Mr. Matovina, $12,727 for Mr. Johnson, $12,503 Mr. Grensteiner, $12,788 for Mr. Lorenzen and $11,236 for Ms. Montz reflecting Company contributions to the ESOP for 2017. In addition, amounts for 2017 include $10,600 for each of Mr. Matovina, Mr. Johnson, Mr. Grensteiner, Mr. Lorenzen and Ms. Montz for the Company match of 401k contributions.

(7)
Ms. Montz was promoted to Executive Vice President and General Counsel on April 1, 2016 and Corporate Secretary on July 1, 2016.

24	2018 Proxy Statement

The following table provides information regarding grants of plan-based awards including restricted stock, restricted stock units and non-equity compensation granted to the named executives during 2017.

2017 Grant of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Awards(5) ($)

John M. Matovina	3/9/2017	(2)	—	—	—	4,291	17,163	25,745	—	444,007
	3/9/2017	(3)	—	—	—	—	—	—	4,291	111,008
	3/9/2017	(4)	—	—	—	—	—	—	1,430	36,994
	—		106,250	850,000	1,700,000	—	—	—	—	—

Ted M. Johnson	3/9/2017	(2)	—	—	—	2,957	11,828	17,742	—	305,990
	3/9/2017	(3)	—	—	—	—	—	—	2,957	76,498
	3/9/2017	(4)	—	—	—	—	—	—	986	25,507
	—		11,594	371,000	742,000	—	—	—	—	—

Ronald J. Grensteiner	3/9/2017	(2)	—	—	—	3,015	12,060	18,090	—	311,992
	3/9/2017	(3)	—	—	—	—	—	—	3,015	77,998
	3/9/2017	(4)	—	—	—	—	—	—	1,005	25,999
	—		47,250	378,000	756,000	—	—	—	—	—

Jeffrey D. Lorenzen	3/9/2017	(2)	—	—	—	2,638	10,553	15,830	—	273,006
	3/9/2017	(3)	—	—	—	—	—	—	2,638	68,245
	3/9/2017	(4)	—	—	—	—	—	—	879	22,740
	—		10,281	329,000	658,000	—	—	—	—	—

Renee D. Montz	3/9/2017	(2)	—	—	—	2,435	9,741	14,612	—	252,000
	3/9/2017	(3)	—	—	—	—	—	—	2,435	62,993
	3/9/2017	(4)	—	—	—	—	—	—	812	21,007
	—		9,516	304,500	609,000	—	—	—	—	—

(1)
This award represents the estimated payout of the cash portion of the short-term incentive compensation program applicable for fiscal year 2017 previously described above under "Short-Term Incentive Compensation for 2017" in the Compensation Discussion and Analysis. The actual cash portion of the incentive compensation award amount is reflected above in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation."

(2)
This award represents the estimated payout of restricted stock units applicable for fiscal year 2017 previously described above under "Long-Term Equity Compensation for 2017" in the Compensation Discussion and Analysis. The restricted stock units awards are tied to threshold, target and maximum performance goals for the three-year period ending December 31, 2019. The amount of restricted stock units granted that will be earned is dependent on the achievement of certain performance goals over a three year period. The number of restricted stock units granted was equal to 60% of base salary on the grant date divided by the closing price of the Company's common stock on the grant date. 50% of the restricted stock units granted will be earned if the Company meets threshold for each performance goal, 100% of the restricted stock units will be earned if the Company meets target for each performance goal and 150% of the restricted stock units will be earned if the Company meets maximum for each performance goal. Amounts reflected in Grant Date Fair Value of Stock Awards in the above table and amounts included in the Summary Compensation Table under the heading "Stock Awards" for the restricted stock units assume target performance goals will be met.

(3)
This award represents a restricted stock grant equal to 15% of base salary on the grant date as previously described above under "Long-Term Equity Compensation for 2017" in the Compensation Discussion and Analysis. The restricted stock is reflected above in the Summary Compensation Table under the heading "Stock Awards" for the year 2017.

(4)
This award represents a restricted stock grant equal to 5% of base salary on the grant date as previously described above under "Discretionary Bonus Awards in 2017" in the Compensation Discussion and Analysis. The restricted stock is reflected above in the Summary Compensation Table under the heading "Stock Awards" for the year 2017.

(5)
Calculated based on the per share grant date fair value of the restricted stock and restricted stock units pursuant to FASB ASC Topic 718.

2018 Proxy Statement	25

The following table provides information about unvested restricted stock, unvested restricted stock units and unexercised stock options to acquire our Common Stock granted to named executive officers. The restricted stock vests in full on the date either one or three years following the date the Compensation Committee approves the restricted stock award which is the grant date (except for the restricted stock grant that vests on February 24, 2018). Vesting for restricted stock will accelerate upon death or upon attainment of age 65 and following 10 years of service with the Company. The restricted stock units vest following the three-year performance period upon approval by the Compensation Committee of attainment of performance levels during the applicable three-year period.

	Outstanding Equity Awards at December 31, 2017

				Option Awards			Stock Awards

Name	Grant Date	Vesting Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

John M. Matovina	6/11/2008	6/11/2011		40,000	10.85	6/11/2018	—	—	—	—
	5/8/2009	5/8/2012		40,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020	—	—	—	—
	3/10/2016	—		—	—	—	—	—	33,459	1,028,195
	6/2/2016	6/2/2019		—	—	—	4,362	134,044	—	—
	6/2/2016	2/24/2018		—	—	—	2,378	73,076	—	—
	3/9/2017	—	(2)	—	—	—	—	—	17,163	527,419
	3/9/2017	3/9/2020	(3)	—	—	—	4,291	131,862	—	—
	3/9/2017	3/9/2018	(4)	—	—	—	1,430	43,944	—	—

Ted M. Johnson	5/8/2009	5/8/2012		20,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		10,000	9.27	6/10/2020	—	—	—	—
	3/10/2016	—		—	—	—	—	—	22,930	704,639
	6/2/2016	6/2/2019		—	—	—	2,990	91,883	—	—
	6/2/2016	2/24/2018		—	—	—	1,602	49,229	—	—
	3/9/2017	—	(2)	—	—	—	—	—	11,828	363,474
	3/9/2017	3/9/2020	(3)	—	—	—	2,957	90,869	—	—
	3/9/2017	3/9/2018	(4)	—	—	—	986	30,300	—	—

Ronald J. Grensteiner	5/8/2009	5/8/2012		20,000	7.00	5/8/2019	—	—	—	—
	6/11/2010	6/11/2013		27,750	9.27	6/10/2020	—	—	—	—
	3/10/2016	—		—	—	—	—	—	23,398	719,021
	6/2/2016	6/2/2019		—	—	—	3,051	93,757	—	—
	6/2/2016	2/24/2018		—	—	—	1,516	46,587	—	—
	3/9/2017	—	(2)	—	—	—	—	—	12,060	370,604
	3/9/2017	3/9/2020	(3)	—	—	—	3,015	92,651	—	—
	3/9/2017	3/9/2018	(4)	—	—	—	1,005	30,884	—	—

Jeffrey D. Lorenzen	3/10/2016	—		—	—	—	—	—	20,356	625,540
	6/2/2016	6/2/2019		—	—	—	2,654	81,557	—	—
	6/2/2016	2/24/2018		—	—	—	1,413	43,421	—	—
	3/9/2017	—	(2)	—	—	—	—	—	10,553	324,294
	3/9/2017	3/9/2020	(3)	—	—	—	2,638	81,066	—	—
	3/9/2017	3/9/2018	(4)				879	27,012	—	—

Renee D. Montz	3/10/2016	—		—	—	—	—	—	12,869	395,464
	6/2/2016	6/2/2019		—	—	—	2,196	67,483	—	—
	6/2/2016	6/4/2018		—	—	—	1,018	31,283	—	—
	6/28/2016	—		—	—	—	—	—	3,978	122,244
	3/9/2017	—	(2)	—	—	—	—	—	9,741	299,341
	3/9/2017	3/9/2020	(3)	—	—	—	2,435	74,828	—	—
	3/9/2017	3/9/2018	(4)	—	—	—	812	24,953	—	—

(1)
Calculated based on the closing market price of the Company's common stock on December 29, 2017.

(2)
The unearned shares included in this row represent the estimated payout at target of restricted stock units applicable for fiscal year 2017 previously described above under "Long-Term Equity Compensation for 2017" in the Compensation Discussion and Analysis. Vesting for restricted stock units is subject to attainment of performance goals with respect to the performance period from January 1, 2017 to December 31, 2019.

(3)
The unearned shares included in this row represent a restricted stock grant equal to 15% of base salary on the grant date as previously described above under "Long-Term Equity Incentive Compensation for 2017" in the Compensation and Discussion Analysis.

(4)
The unearned shares included in this row represent a restricted stock grant equal to 5% of base salary on the grant date as previously described above under "Discretionary Bonus Awards in 2017" in the Compensation Discussion and Analysis.

26	2018 Proxy Statement

Option Exercises and Stock Vested

Set forth below are the stock option exercises and the stock vested for the named executive officers during 2017.

	Options Exercised		Stock Vested

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)

John M. Matovina	—	—	7,951	211,403

Ted M. Johnson	—	—	5,081	135,095

Ronald J. Grensteiner	10,000	168,571	5,021	133,499

Jeffrey D. Lorenzen	—	—	4,543	120,790

Renee D. Montz	—	—	—	—

Potential Payments Upon Termination or a Change in Control

We have no employment contracts or separation agreements with any of our named executive officers. Messrs. Matovina, Johnson, Grensteiner and Lorenzen and Ms. Montz are eligible for severance under the Company's severance plan if they are terminated because of a reduction of or realignment in the Company's work force or elimination of their position, function or operation. They are not eligible for severance benefits if they take a comparable job with the Company, fail to sign a release of claims and/or other specified reasons. The benefit payable under the severance plan is two weeks of base salary for each year of service with the Company. The severance plan has a minimum benefit of twelve weeks and a maximum benefit of 26 weeks of base pay. The following is the severance benefit that the named executive officers would have received had they qualified for such benefits on December 31, 2017: Mr. Matovina—$425,000; Mr. Johnson—$265,000; Mr. Grensteiner—$270,000; Mr. Lorenzen—$144,615 and Ms. Montz—$100,385.

We have change in control agreements with a small group of senior officers including each of the named executive officers, which would provide payments and benefits to them in the event of the termination of their employment under certain circumstances following a change in control of the Company. In the absence of a change in control, however, regardless of the manner in which the termination of employment occurs (with the exception of death, disability and retirement for certain benefits), the named executive officers would be entitled only to the following:

•
Base salary to the termination date (two-week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not paid prior to notice of termination;

•
The right to exercise vested stock options within either thirty or sixty days of the termination date depending on the terms of the stock options;

•
Distribution of the executive's 401(k) account and ESOP account;

•
Distribution of the executive's account, if any, pursuant to any deferred compensation arrangements including elective deferrals of salary or incentive, and earnings thereon;

•
COBRA benefits, if elected, for the purchase of medical and dental insurance;

•
The right to convert group life insurance to an individual policy without proof of insurability, at the executive's ongoing expense; and

Under the change in control agreements, the named executive officers would have additional rights in the event of the termination of their employment following a change in control in defined circumstances including discharge without "cause" or voluntary resignation for "good reason". A "change in control" is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which our voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave the Company or its affiliates to go to work for any competitor, or (ii) request or advise a customer or client of the Company or its affiliates to curtail or cancel its business relationship with the Company or its affiliates.

2018 Proxy Statement	27

If a qualifying termination of a named executive officer occurs within thirty-six months following a change in control, the executive would be entitled to the following in addition to the items set forth in the bullets above:

•
Salary continuation payments for three years, payable in installments for Mr. Matovina and payable in a lump sum for Mr. Johnson, Mr. Grensteiner, Mr. Lorenzen and Ms. Montz;

•
A cash lump sum equal to the amount of the target annual bonus that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination;

•
A cash lump sum equal to three times the executive's target annual bonus;

•
Automatic vesting of unvested stock options, unvested shares of restricted stock and unvested restricted stock units at target; and

•
Continuation of health, dental and life insurance benefits during the salary continuation period.

In addition, Mr. Matovina would also receive an amount equal to a full gross-up for any excise tax incurred by him as a result of receiving change in control payments. Mr. Johnson's, Mr. Grensteiner's, Mr. Lorenzen's and Ms. Montz's change in control agreements do not provide for any excise tax gross-up payments. Each of their agreements provides that if payments and benefits provided to them would constitute an "excess parachute payment" for purposes of Section 280G of the Code, they would have their payments and benefits reduced to the highest amount that could be paid without triggering Section 280G of the Code or, if greater, receive the after-tax amount of the payment taking into account the excise tax imposed under Section 4999 of the Code and any applicable federal, state and local taxes.

The following table sets forth the estimated amount of compensation each named executive officer continuing to serve the Company would receive under the change in control situations, as applicable, discussed above. The table assumes that such terminations occurred at December 31, 2017. No pro-rated portion of target annual bonus amounts is included for the year of termination since there would be no such reduction for a termination occurring on December 31.

	Potential Payments Upon Termination or Change in Control

Name	Base Salary ($)	Bonus(1) ($)	Value of Acceleration of Restricted Stock and Restricted Stock Units(2) ($)	Excise Tax Gross Up(3) ($)	Group Insurance Benefits ($)	Total ($)

John M. Matovina	2,550,000	2,550,000	1,915,398	3,643,057	104,430	10,762,885

Ted M. Johnson	1,590,000	1,113,000	1,311,476	—	77,152	4,091,628

Ronald J. Grensteiner	1,620,000	1,134,000	1,323,294	—	94,072	4,171,366

Jeffrey D. Lorenzen	1,410,000	987,000	1,164,808	—	51,514	3,613,322

Renee D. Montz	1,305,000	913,500	854,960	—	77,152	3,150,612

(1)
The bonus amount is three times the target annual bonus as provided for under the 2017 short-term incentive compensation program as described above under "Short-Term Incentive Compensation for 2017" in the Compensation Discussion and Analysis.

(2)
Our employee stock option plans, restricted stock awards and restricted stock unit awards provide for automatic vesting upon a change in control or upon death or disability. For information concerning unvested restricted stock and restricted stock units, see the Outstanding Equity Awards table above. These values were calculated based on the closing market price of the Company's common stock on December 29, 2017 and assumes target number of shares for restricted stock units.

(3)
This calculation assumes a total effective rate of state and federal income taxes of 48%.

CEO Pay Ratio

Beginning this year, we are required to disclose the ratio of the median annual total compensation of all employees (except our Chief Executive Officer) to the annual total compensation of our Chief Executive Officer. For the purposes of this disclosure, we identified the median employee, excluding our Chief Executive Officer, based on our payroll as of October 1, 2017. The median employee was determined using a consistently applied compensation measure, which was total cash compensation from October 1, 2016 through September 30, 2017. Total cash compensation included salary, bonus and holiday gift. As permitted by the SEC rules, we annualized only the compensation for those employees who worked on a full-time, permanent basis but were hired after October 1, 2016.

28	2018 Proxy Statement

For 2017, the compensation of our Chief Executive Officer was $2,737,892 and the compensation of our median employee was $61,585, resulting in a CEO pay ratio of 44:1.

This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described above. Significant flexibility is provided to companies in determining their median employee, and our ratio may not be useful for comparison to those reported by other companies, including those in our peer group and industry.

2018 Proxy Statement	29

Proposal 3—Advisory Vote on Executive Compensation

As discussed in "Compensation Discussion and Analysis," our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of our annual and long-term goals and encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders. The primary elements of compensation for most of our executive officers include: (1) base pay; (2) cash incentive compensation pursuant to the Short-Term Plan; and (3) long-term equity incentive compensation under the Equity Incentive Plan. This compensation structure is central to the Company's ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of the Company's named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules under "Compensation Discussion and Analysis," the related compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution:

  "RESOLVED, the shareholders of American Equity Investment Life Holding Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosures."

This vote is advisory and not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company's shareholders. To the extent there is a significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of a majority of the shares of the Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory proposal.

The Board of Directors unanimously recommends you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

30	2018 Proxy Statement

Additional Information

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2018 by: (i) each director and nominee for director; (ii) our chief executive officer, our chief financial officer and each of our other three most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2018, there were 90,016,420 shares of Common Stock outstanding.

	Shares Beneficially Owned(1)
			Options included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Percent

John M. Matovina(3)	273,617	*	67,750

Ted M. Johnson(3)	98,719	*	30,000

Ronald J. Grensteiner(3)(4)	106,366	*	—

Jeffrey D. Lorenzen(3)	47,807	*	—

Renee D. Montz(3)	13,887	*	—

Joyce A. Chapman	68,150	*	49,000

Alexander M. Clark	25,000	*	19,000

Brenda J. Cushing	3,000	*	—

James M. Gerlach	219,667	*	—

Robert L. Howe	74,500	*	36,500

William R. Kunkel	46,225	*	—

Alan D. Matula	16,220	*	—

David S. Mulcahy(4)	70,314	*	—

Gerard D. Neugent(5)	98,803	*	29,000

Debra J. Richardson(3)	248,003	*	107,750

A. J. Strickland, III	281,000	*	49,500

All executive officers, directors and nominees for director as a group (18 persons)	1,718,279	1.90%	388,500

5% Owners:

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(6)	9,325,371	10.36%

BlackRock, Inc 55 East 52nd Street New York, NY 10055(7)	8,650,523	9.61%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(8)	7,544,547	8.38%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2009 Employee Incentive Plan and the 2011 Directors Stock Option Plan.

2018 Proxy Statement	31

(3)
Mr. Matovina's ownership includes 11,377 shares held in our ESOP. Mr. Johnson's ownership includes 11,890 shares held in our ESOP. Mr. Grensteiner's ownership includes 11,324 shares held in our ESOP. Mr. Lorenzen's ownership includes 10,296 shares held in our ESOP. Ms. Montz's ownership includes 2,808 shares held in our ESOP. Ms. Richardson's ownership includes 28,139 shares held in the American Equity Officers Rabbi Trust.

(4)
In addition to the shares reflected in this table, Mr. Grensteiner and Mr. Mulcahy have non-qualified deferred compensation agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Under this agreement, Mr. Grensteiner is entitled to receive 4,500 shares and Mr. Mulcahy is entitled to receive 28,125 shares.

(5)
Mr. Neugent is the trustee of a trust which holds 50,303 shares of Common Stock.

(6)
Based on the Schedule 13G/A filed with the SEC on February 12, 2018, by The Vanguard Group, The Vanguard Group reported sole voting power with respect to 95,466 shares, sole dispositive power with respect to 9,226,882 shares, shared dispositive power with respect to 98,489 shares and shared voting power with respect to 10,081 shares.

(7)
Based on the Schedule 13G/A filed with the SEC on January 23, 2018, by BlackRock, Inc., BlackRock, Inc. reported sole voting power with respect to 8,479,586 shares, sole dispositive power with respect to 8,650,523 shares and no shared voting or dispositive power.

(8)
Based on the Schedule 13G/A filed with the SEC on February 9, 2018, by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP reported sole voting power with respect to 7,422,318 shares, sole dispositive power with respect to 7,544,547 shares and no shared voting or dispositive power.

Equity Plan Information

The following table sets forth information as of December 31, 2017 concerning plans and arrangements we have with our directors, officers, employees and independent insurance agents under which they have received equity-based rights to receive shares of our Common Stock. We have granted or reserved options, restricted stock and restricted stock units under the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2007 Independent Insurance Agent Stock Option Plan ("2007 Agent Plan"), the 2009 Employee Incentive Plan, the 2010 Independent Insurance Agent Stock Option Plan ("2010 Agent Plan"), the 2011 Directors Stock Option Plan, the 2012 Independent Insurance Agent Stock Option Plan ("2012 Agent Plan"), the 2013 Director Plan, the Amended and Restated 2014 Independent Insurance Agent Restricted Stock and Restricted Stock Unit Plan ("2014 Agent Plan") and the Equity Incentive Plan.

	Equity Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (#)	Weighted-average exercise price of outstanding options, warrants and rights(2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,681,122	9.29	2,807,340

Equity compensation plans not approved by shareholders	1,386,315	19.17	799,500

Total	3,067,437	16.20	3,606,840

(1)
Includes restricted stock units (assuming target performance goals are met) granted to employees that have not been earned as of December 31, 2017 as well as restricted stock units granted under the 2014 Agent Plan that have not been earned as of December 31, 2017.

(2)
Weighted-average exercise price does not take into account restricted stock units granted that have not been earned as of December 31, 2017.

The 2007 Agent Plan, the 2010 Agent Plan and the 2012 Agent Plan (the "Agent Plans") included in the "Equity compensation plans not approved by shareholders" line in the table above are intended to benefit the Company and its shareholders by assisting the Company's wholly-owned operating subsidiary, American Equity Life, in attracting and retaining certain independent agents of outstanding ability and to align the interests of such independent agents with those of the Company's shareholders by increasing their long-term financial stake in the Company's continued success through the use of stock options. The 2007 Agent Plan and the 2010 Agent Plan both provided for the issuance of up to an aggregate of 2,500,000 shares of Common Stock. The 2012 Agent Plan provided for the issuance of up to an aggregate of 3,000,000 shares of Common Stock. Each of the Agent Plans has terminated as to future awards without affecting the validity of options outstanding. The Agent Plans are administered by the Company's Executive Committee. The Executive Committee has the authority to determine sales production criteria for the receipt of awards, the terms of all awards and provisions relating to vesting and any other terms and conditions or restrictions the Executive Committee deems appropriate. Options awarded under the Agent Plans are not transferable other than by will or the laws of descent and distribution. If there is a Change of Control, as defined in the Agent Plans, or the independent insurance agent dies, the vesting of all outstanding options will accelerate and any other restrictions will lapse.

32	2018 Proxy Statement

Related Person Transaction Disclosures

It is our policy to enter into or ratify Related Person Transactions (as defined below) only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures below for the review, approval or ratification of Related Person Transactions.

To deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a written policy regarding Related Person Transactions. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

•
any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•
any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

•
Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

•
If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

•
The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

•
The Audit Committee (or the Chairman) shall approve only those Related Person Transactions in, or not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman) determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

2018 Proxy Statement	33

During fiscal year 2017, the Company had the following related person transactions:

The Company employs Harley Whitfield, Jr., the son of former director Harley Whitfield, Sr., as Senior Vice President, Resolutions. Mr. Whitfield, Jr. has been employed by the Company since 1996. For 2017, Mr. Whitfield, Jr.'s compensation paid by the Company totaled approximately $127,726, which includes salary, bonus, ESOP contribution and Company match of 401(k) contributions.

Knapp Properties provides property management services to the owner of the building where the Company has its principal executive offices in West Des Moines, Iowa and an affiliate of Knapp Properties owns a warehouse building, a portion of which is leased to the Company. Gerard Neugent, who serves as a director, is the President and Chief Executive Officer of Knapp Properties and a member/manager of a company that is a 50% owner of the affiliate that owns the warehouse building. For 2017, the Company paid Knapp Properties and its affiliates an aggregate of $145,931 in the form of fees and rent. With respect to the Company's headquarters, Knapp Properties receives a management fee based on the Company's annual rent and common area maintenance (CAM) fees, which was approximately $2.5 million for 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2017, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

Shareholder Proposals for the 2019 Annual Meeting

Shareholder proposals to be considered for inclusion in our proxy statement for the annual meeting to be held in 2019 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to the Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules to be eligible for inclusion in our proxy materials for our 2019 meeting.

A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 24, 2018.

In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2019 annual meeting must submit the proposal between March 9, 2019 and April 8, 2019. Any such proposal must set forth as to each matter such shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Shareholder Communications

Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Shareholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.

Householding; Annual Report on Form 10-K

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs.

34	2018 Proxy Statement

Certain of our shareholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

Simultaneously with the mailing of this proxy statement to certain of our shareholders, we are mailing our 2017 Annual Report and Form 10-K to shareholders of record on April 13, 2018. The Annual Report and Form 10-K are available online at www.american-equity.com.

Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December 31, 2017 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).

2018 Proxy Statement	35

Proxy — American Equity Investment Life Holding Company Proxy Solicited by Board of Directors for Annual Meeting - June 7, 2018 John M. Matovina and Renee D. Montz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Equity Investment Life Holding Company to be held on June 7, 2018 or at any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 7, 2018. The Proxy Statement and our 2017 Annual Report are available at: http://viewproxy.com/americanequity/2018

Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Proposals — The Board recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2 and 3. 1. Election of Directors: 01 – Brenda J. Cushing 02 – David S. Mulcahy 03 – A. J. Strickland, III FOR WITHHOLD 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018. FORAGAINSTABSTAIN To approve, on an advisory basis, the compensation of our named executive officers. FORAGAINSTABSTAIN 3. Note: To transact such other business as may properly come before the meeting. I plan on attending the meeting  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature Signature (if held jointly) CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone Internet voting is available through 1:00 A.M. Central Time on June 7, 2018. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.  TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/AEL Have your proxy card available when you access the above website. Follow the prompts to vote your shares. DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)